Hongli Group Inc. Investor Presentation August 2022 Issuer Free Writing Prospectus Dated August 16, 2022 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated July 15, 2022 Registration Statement No: 333 - 261945

Forward-looking Statements

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation contains forward-looking statements regarding future events and the future results of Hongli Group Inc. ("Hongli" or the "Company") that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as "address," "anticipate," "believe," "consider," "continue," "develop," "estimate," "expect," "further," "goal," "intend," "may," "plan," "potential," "project," "seek," "should," "target," "will," variations of such words, and similar expressions are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and its management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. This presentation has been prepared by the Company based on information it has obtained from sources it believes to be reliable. Summaries of documents contained in this presentation may not be complete. This presentation contains industry, market and competitive position data from the Company's own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The Company's internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which the Company operates and its management's understanding of industry conditions. While the Company believes that each of these studies and publications is reliable, the Company has not independently verified market and industry data from third-party sources. While the Company believes the Company's internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source. The Company does not represent that the information herein is complete. The information in this presentation is current only as of August 2022, and the Company's business or financial condition and other information in this presentation may change after that date. The Company disclaims any obligation to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law.

This presentation contains projected financial information with respect to the Company. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

This presentation may not be copied or reproduced in whole or in part. By accepting delivery of this presentation, you agree to these restrictions.

The Company is not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, the Company consolidates the financial results of Shandong Hongli Special Section Tube Co., Ltd., a PRC limited liability company ("Hongli Shandong") and its subsidiaries ("Hongli Operating Entities") through a series of contractual arrangements in accordance with U.S. GAAP as the primary beneficial for accounting purposes. This structure involves unique risks to investors. This is an offering of the ordinary shares of the offshore holding company, Hongli Group Inc., instead of shares of any of Hongli Operating Entities, therefore, the investors may never hold equity interests in Hongli Operating Entities. You are not investing in Hongli Operating Entities. Neither the Company nor its subsidiaries own any shares or equity interests in Hongli Operating Entities.

The Company initially filed a registration statement on Form F-1 (File No.: 333-261945) (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") on December 30, 2021 as amended thereafter for the offering to which this communication relates (the "Registration Statement"). The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that Registration Statement (including the risk factors described therein) and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. The Company encourages you to read the Registration Statement and the prospectus in full for more detailed information on the business, operations, and industry analysis in this presentation as this investor presentation provides basic information about the Company and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in the Company's business, corporate structure and any forward-looking statements.

You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, EF Hutton or any underwriter participating in this offering will arrange to send you the prospectus if you contact EF Hutton, division of Benchmark Investments, LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicategroup@efhuttongroup.com or telephone at (212) 404-7002.

宏力型钢
HONGLI PROFILE

Offering Summary Anticipated Exchange / Tickers: Nasdaq / HLP Offering Type: Initial Public Offering Securities To Be Offered: Ordinary Shares Shares Offered: 5,000,000 (Excluding 15% Over-Allotment Option) Estimated Offering Price Range: $4.00 - $6.00 Gross Offering Proceeds: $ 20,000,000 - $30,000,000 (Excluding 15% Over-Allotment Option) Anticipated Use of Proceeds: Sole Book-Running Manager: EF Hutton, division of Benchmark Investments, LLC Expected Pricing Date: TBD » Assuming Hongli Shandong received the bank loan from Bank of Weifang in connection with its Expansion Plan: (1) 49% for repayment for the bank loan in connection with the Expansion Plan; (2) 28% for the remaining Yingxuan Assets under the Expansion Plan; (3) 10% for product research and development; and (4) 13% for working capital. » Assuming that Hongli Shandong has not obtained the bank loan from Bank of Weifang in connection with its Expansion Plan: (1) 77% for the Yingxuan Assets under the Expansion Plan; (2) 10% for product research and development; and (3) 13% for working capital.

Corporate Structure

Hongli Operating Entities At A Glance Hongli Shandong is one of the leading cold roll formed steel profile manufacturers in China in respect to : function innovation performance improvement customized manufacturing of the products Hongli Operating Entities have over 20 years operating history, with customers in more than 30 cities in China and a global network with South Korea, Japan, U.S., and Sweden. Focuses on the design, production, deep processing, and sales of custom - made profile for machinery and equipment in the following sectors: Mining & Excavation Construction Agriculture Transportation

One - stop Service Hongli Operation Entities are committed to offering customers one - stop service with wide product diversity, high quality and reliability. Stable Customer Base Hongli Operation Entities have developed a solid and stable customer base domestically and internationally. Deep Domain Knowledge & Industry Expertise More than 20 years of experience in service and production will continue to contribute to the robust and differentiated capabilities of Hongli Operation Entities’ products. Diversified Market & Territory Outreach Diversified customer portfolio and territory outreach to potentially mitigate impact by economic and industry cycles. Rigorous Quality Control Hongli Operation Entities established a comprehensive quality management system, implemented by a quality management system (QMS) in compliance with ISO 14001 quality management systems . Experienced Management Management team has executive level experience in the industry over 20 years 01 02 03 04 05 06 Investment Highlights Page 5

Management Team & Board of Directors



Jie Liu
Chief Executive Officer, Chairman of the Board

- November 2016 – Present: Manager of Hongli Shandong
- September 2014 - October 2016: vice manager of Hongli Shandong.
- August 2013 - August 2014: technique manager of Hongli Shandong.



Yachun (Daisy) Wang
Chief Financial Officer

- January 2019 – Present , founding partner at Jiangsu Zhengzhe Financial Management & Consulting Co., Ltd.
- January 2012 – December 2018: Worked at Brook & Partners CPAs LLP (Beijing office) first as project manager till 2014; later business partner.



Yizhao Zhang
Independent Director Nominee

- Director nominee of Hongli Group*
- December 2009 – July 2021, Independent director at Kaisa Group Holdings LTD.
- August 2009 – July 2021: Independent director at China Carbon Graphite Group, Inc. (OTC: CHGI).
- June 2017 – July 2021, served as an independent director at XT Energy Group, Inc. (OTC: XTEG).



Qian (Hebe) Xu
Independent Director Nominee

- Director nominee Hongli Group*
- October 2018 – Present: Founder of HB International Consulting LLC.
- November 2008 – October 2018: analyst (November 2008 to April 2013), the vice president of investment banking (from April 2013 to May 2017) and the senior vice president (from May 2017 to October 2018) at TriPoint Global Equities LLC.



Chenglong Yang
Independent Director Nominee

- Director nominee Hongli Group*
- March 2019 – Present: Managing partner at Weidi (Shanghai) Investment Co., Ltd.
- June 2017 – November 2018, Senior investment manager at ZHJ Group.

*The director nominees will hold the office upon the effectiveness of the Registration Statement.

宏力型钢 HONGLI PROFILE

Hongli Operating Entities’ different shapes and dimensions of profile products Products – selective profile products Over 2,000 distinct profile products in a broad range of materials, and sizes Cold roll formed steel profile products in various forms of shapes These shapes include but are not limited to, angles, bows, beams, brackets, channels, cross - members, flanges, hats, panels, plates, posts, rails, stakes, tracks Page 7

Below are the cross - sections of the selective profile products produced for Hongli Operating Entities’ customers Products - cross - sections of selective profile products Page 8

Products Applications Widely used in mining industry as key components of excavation cabs. Mining / Excavation Primarily for agricultural machinery used as significant components of cabs and rollover protective structures. Agricultural Industry Primarily used as key components of construction cabs. Construction Industry Used as key component of forklift for material transportation industry. Transportation Percent of sales: 2% Percent of sales: 1% Percent of sales: 35% Percent of sales: 62% Custom Roll - Formed Profile Hongli Operating Entities produce a comprehensive range of well - designed and customized profile products applied to different kinds of machineries and equipment that are widely used in a variety of sectors. *For the past 12 months ended December 31, 2021

Hongli Operating Entities have developed customers in more than 30 cities in China and a global network with South Korea, Japan, the U . S . , and Sweden . Hongli Operating Entities have maintained long - term relationship with their major customers, domestically and globally, some which have been with them for an average of 10 years . Board of Directors Domestic and International Footprint of Hongli Operating Entities N. America Europe Asia Page 10

Changes in the Market Demand of Cold Roll Formed Steel in the United States from 2018 to 2020 1 Market size and growth rate of China’s cold roll formed steel industry from 2016 to 2020 2 Forecast of market scale of China’s cold roll formed steel industry from 2021 to 2025 3 Unit: RMB 100 million 1,208 1,299 1,449 1,308 7.6% 11.5% - 9.7% -15.0% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 1,050 1,100 1,150 1,200 1,250 1,300 1,350 1,400 1,450 1,500 2017 2018 2019 2020 Demand (10 thousands tons) Year-on year growth 1,134 1,261 1,522 1,820 2,124 11.2% 20.7% 19.6% 16.7% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 0 500 1,000 1,500 2,000 2,500 2016 2017 2018 2019 2020 Demand (10 thousands tons) Year-on year growth 2,455.7 2,836.3 3,273.1 3,773.9 4,347.5 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 5,000 2021 2022 2023 2024 2025 Market Demand Page 11 1 . Source : World Iron and Steel Association, Analyzed and sorted by China Economic Vision 2. Source: National Bureau of Statistics, Analysis and arrangement of cold roll formed steel branch and Analyzed and sorted b y C hina Economic Vision 3. Source: Analyzed and sorted by China Economic Vision Unit: ten thousand tons Unit: ten thousand tons

5193.0 5,847.3 6,589.9 7,433.4 8,392.4 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 9,000 2021 2022 2023 2024 2025 Output and Growth Rate of Cold Roll Formed Steel Industry in China from 2016 to 2020 1 Output Forecast of Cold Roll Formed Steel Industry in China from 2021 to 2025 2 Unit: ten thousand tons 2,836 3,060 3,527 4,111 4,616 7.9% 15.3% 16.6% 12.3% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 5,000 2016 2017 2018 2019 2020 Output (10 thousands tons) Year-on year growth Industry Analysis Page 12 1. Source: National Bureau of Statistics, Analysis and arrangement of cold roll formed steel branch and Analyzed and sorted b y C hina Economic Vision 2. Source: Analyzed and sorted by China Economic Vision Unit: ten thousand tons

Quality assurance tools during the procedures SPC - Statistical Process Control 1 2 3 4 5 MSA — Measurement System Analysis FMEA — Failure Mode and Effects Analysis APQP — Advanced Product Quality Planning PPAP — Production Part Approval Process Physical Properties Test Raw Material Delivery Inspection The End Inspection The First Inspection Finished Inspection Process Inspection Chemical Composition Inspection Delivery Finished Products Semi - finished Products The Flow Chart of Quality Inspection Quality Control Procedure Page 13

Growth Strategy Expand the product portfolio Expand the production capacity Provide superior quality products and c ustomer service Focus on efficient manufacturing and c ost management Focus on key customer relationships Execute pricing strategy to pass through u nderlying costs Expand leading market positions

9.3 11.2 21.7 2019 2020 2021 Revenue ($ million) Net income ($ million) 2.1 2.4 3.2 2019 2020 2021 *Fiscal year ended December 31 Key Balance Sheet Items ($ million) As of Dec. 31 , 2021 Dec. 31, 2020 Cash and cash equivalents 0.5 1.4 Accounts receivable 5.0 3.1 Total current assets 11.4 7.1 Total assets 21.8 13.6 Total liabilities 10.4 5.5 Total shareholders’ equity 11.5 8.0 Key Income Statement I tems ($ million) For the year ended Dec. 31 , 2021 Dec. 31, 2020 Dec. 31, 2019 Revenue 21.7 11.2 9.3 Gross profit 7.7 4.5 4.0 Gross margin 35.3% 39.9% 43.0% Operating income 3.9 2.5 2.9 Operating margin 18.1% 22.1% 31.0% Income before income taxes 3.5 2.7 2.7 Net income 3.2 2.4 2.1 Net income margin 14.8% 21.7% 22.4% Financial Matrix Page 15 +20.4% +93.8% +14.3% +33.3%

Investment Highlight Rigorous Quality Control Deep Domain Knowledge and Industry Expertise One - Stop Service Stable Customer Base Diversified Market and Territory Outreach Experienced and Proven Management Team

Company Info: Hongli Group Inc. Email: ir@hongli - profile.com Phone: +86 - 0536 - 2185222 Investor Relations: Janice Wang EverGreen Consulting Inc. Email: IR@changqingconsulting.com Phone: +1 470 - 940 - 3308(from U.S.) +86 13811768559 (from China)